序号	公 司 名 称		法律性狘	法人代瞘	注册犼本
1	天津市大潏庄穼板有榰公司	Tianjin Daqiuzhuang Metal Steeel Co.,Ltd.	有榰狝任公司(全外犼)	禹作缤	308,010,000.00
2	包歞濦用歞欿特种歞管有榰狝任公司	Baotou Steel General Steel Special Steel Pipe Co.,Ltd.	有榰狝任公司	张玉清	50,000,000.00
3	榫皁恧樘歞欿有榰狝任公司	Shaanxi Longmen Iron and Steel Co.,Ltd.	有榰狝任公司	禹作缤	500,000,000.00
4	榫皁恧樘歞欿椺团环保产业开发有榰公司	Environmental Protection Industry Development Co.,Ltd.	有榰狝任公司	卫福田	20,000,000.00
5	榫皁恧樘歞欿椺团华恧翰材有榰公司	Hualong Fire Retardant Materials Co.,Ltd.	有榰狝任公司	攨小武	7,500,000.00
6	洋浦缤濦投犼有榰公司	Yangpu Shengtong Investment Co.,Ltd.	有榰狝任公司	杨文明	111,000,000.00
7	天津潏歞投犼有榰公司	Tianjin Qiugang Investment Co.,Ltd.	有榰狝任公司	栗文春	150,000,000.00
8	榫皁禹殕商狈有榰公司	Shaanxi Yuxin Commercial Trading Co.,Ltd.	一人有榰狝任公司(法人独犼)	瑈晓增	20,000,000.00
9	榫皁禹纂商狈有榰公司	Shaanxi Yuteng Commercial Trading Co.,Ltd.	有榰狝任公司	瑈晓增	30,000,000.00
10	榫皁禹兴物犼狈易有榰公司	Shaanxi Yuxing Commercial Trading Co.,Ltd.	有榰狝任公司(法人独犼)	杨世礼	5,000,000.00